Exhibit 15

ACCOUNTANTS’ ACKNOWLEDGEMENT

We are aware that LCNB Corp. is incorporating by reference in this Registration Statement on Form S-3 its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 which includes our report dated May 2, 2011 covering the unaudited interim financial statements contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by our firm  within the meaning of Sections 7 and 11 of that Act.

/s/ J.D. Cloud & Co. L.L.P.

Cincinnati, Ohio

July 26, 2011